Exhibit 5.1

[Retail Ventures Letterhead]

May 18, 2005

Retail Ventures, Inc.
3241 Westerville Road,
Columbus, Ohio 43224

Ladies and Gentlemen:

     I am the Executive Vice President and General Counsel for Retail Ventures, Inc., an Ohio corporation (the “Corporation”), and am delivering this opinion in connection with the preparation of the Registration Statement on Form S-3 of the Corporation (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), covering an aggregate of 700,000 of the Corporation’s common shares, without par value (the “Common Shares”), which the Corporation is offering to rescind.

     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

     In connection with this opinion, I have examined the originals or copies certified or otherwise authenticated to my satisfaction of such corporate records of the Corporation, of certificates of public officials and of officers of the Corporation, and of other agreements, instruments or documents as I have deemed necessary as a basis for the opinions contained herein. I have also reviewed the Registration Statement.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Corporation, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon certificates, statements and representations of officers, trustees and other representatives of the Corporation and others.

     I am a member of the Bar of the State of Ohio and do not express any opinion as to the laws of any jurisdiction, other than the corporate laws of the State of Ohio.

     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I advise you that, in my opinion:

     The Common Shares were, at the time of issuance by the Corporation, duly and validly issued, fully paid and non-assessable. In rendering my opinion herein, I do not express any opinion as to the compliance or noncompliance of the issuance of the Common Shares with federal or state securities laws.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. As of May 18, 2005, I did not own any Common Shares but did have options to purchase an aggregate of 16,000 Common Shares.

Respectfully submitted,

/s/ Julie A. Davis

Julie A. Davis, Esq.
Executive Vice President and General
Counsel